As of August 21, 2000



Dr. Ronald C. Rescigno
5743 Corsa Avenue
Westlake Village, Ca. 91362

Dear Dr. Rescigno:

         This letter shall server to memorialize the agreement between you and us as follows:

                  (1) Reference is made to the employment agreement between you and us, dated September 1, 1999, as amended (the "Agreement").

                  (2) We have been advised by our auditors that the Warrants we agreed to issue to you upon the occurrence of certain events would, once issued, result in a substantial reduction of our earnings to the material detriment of us and our shareholders. Accordingly, you and we agree that our contingent obligation to issue to you the Warrants described in Section 5b of the Agreement upon the occurrence of "the Build-Out" elements, "the Completion of Beta Test," and the "National Launch of 7th and 8th Grade Service" (herein referred to collectable as the "Events)" shall terminate, effective as of the date of this letter agreement. You and we both acknowledge that the Events have not occurred as of the date of this letter agreement.

                  (3) In consideration of your acceptance of the termination of our contingent obligation to issue such Warrants to you, as described above, we agree to pay you a sum equal to one-third of your annual base compensation, as set forth in Paragraph 4(a) of the Agreement, or $50,000, payable on or before December 31, 2000.

Dr. Ronald C. Rescigno
August 21, 2000
Page 2.


                  (4) In addition to the forgoing and in consideration of the extraordinary services you have heretofore rendered on our behalf we agree to pay you, as additional compensation for your services under the Agreement, the sum of $120,000 payable at the rate of $50,000 on January 1, 2001 and $10,000 per month for seven (7) consecutive months, commencing April 1, 2001.

         If the forgoing confirms your understanding of our agreement, please sign this letter on the space provided below.

                                           Cordially,

                                           EduLink, Inc.




                                           By /s/ Michael Rosenfeld
                                              ------------------------------

/s/ Ronald C. Rescigno
- -------------------------
Dr. Ronald C. Rescigno